Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2021, relating to the consolidated financial statements of Viveve Medical, Inc., which appears in the Annual Report on Form 10-K of Viveve Medical, Inc. for the year ended December 31, 2020.

/s/ BPM LLP

San Jose, California

January 4, 2022